Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in Ekso Bionics Holdings, Inc.’s Registration Statement on Form S-3 (No. 333-272607) of our report dated February 16, 2023, relating to the abbreviated financial statements of the Human Motion and Control product of Parker Hannifin Corporation as of and for the years ended June 30, 2022 and 2021, included in the Current Report on Form 8-K/A of Ekso Bionics Holdings, Inc. dated February 16, 2023.

We also consent to the reference to our firm under the heading “Experts” in the prospectus supplement which is a part of the prospectus dated June 20, 2023 (No. 333-272607).

/s/ WithumSmith+Brown, PC

San Francisco, California

January 10, 2024